Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2025 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Phase 3 VANQUISH Registration Trials Underway for VK2735 in Obesity

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Phase 2 VENTURE-Oral Dosing Trial Enrollment Completed; Top-Line Results Expected 2H25

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Continued Progress with Amylin Program; IND Planned 4Q25

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Strong Quarter-End Cash Position of $808 Million

SAN DIEGO, July 23, 2025 -- Viking Therapeutics, Inc. ("Viking") (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter and six months ended June 30, 2025, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended June 30, 2025, and Other Recent Events:

“The Viking team achieved significant execution and clinical milestones during the first half of 2025,” stated Brian Lian, Ph.D., chief executive officer of Viking. “With respect to our VK2735 program for obesity, we recently announced the initiation of the VANQUISH Phase 3 registration program, consisting of two studies: one in patients with obesity and one in patients with obesity and type 2 diabetes. Also during the first half of the year, we announced both the initiation and completion of enrollment in the Phase 2 VENTURE-Oral Dosing study of our oral tablet formulation of VK2735. We believe the study’s rapid enrollment speaks to continued strong demand for new and differentiated weight loss therapies. We remain on track to announce top-line data from the VENTURE-Oral study in the second half of the year. With respect to our amylin agonist program, we continue to make progress toward an IND filing, which we expect to submit later this year. Importantly, we completed the second quarter with a strong balance sheet providing the runway to support the advancement of VK2735 through Phase 3 clinical trials, in addition to supporting further progress with other key development programs.”

Pipeline and Recent Corporate Highlights

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Phase 3 VANQUISH Registration Trials for Subcutaneous VK2735 Underway. VK2735 is a wholly owned long-acting dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of obesity and other metabolic disorders.

In 2024, Viking announced positive top-line results from its Phase 2 VENTURE study of subcutaneous VK2735 in obesity. The VENTURE trial successfully achieved its primary and secondary endpoints, with subjects receiving VK2735 demonstrating statistically significant reductions in body weight compared with placebo. After 13 weekly doses, subjects receiving VK2735 demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7%. VK2735 also demonstrated encouraging safety and tolerability in the VENTURE study, with the majority of observed adverse events (AEs) being reported as mild or moderate. Treatment and study discontinuation rates among VK2735 cohorts were well-balanced compared with placebo. The results of the VENTURE study were presented in November 2024 at ObesityWeek®, the annual meeting of The Obesity Society.

Based on these promising Phase 2 results, along with feedback from a Type C meeting and subsequent End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA), the company advanced VK2735 into Phase 3 development for obesity. In the second quarter, the company announced the initiation of the VANQUISH Phase 3 clinical program, which includes two studies evaluating VK2735: one in adults with obesity and one in adults with obesity or who are overweight and have type 2 diabetes. Each study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy and safety of VK2735 administered by subcutaneous injection once weekly for 78 weeks. The VANQUISH-1 study will target enrollment of approximately 4,500 adults with obesity (BMI ≥30 kg/m2) or who are overweight (BMI ≥27 kg/m2) with at least one weight-related co-morbid condition. The VANQUISH-2 study will target enrollment of approximately 1,100 adults with type 2 diabetes with obesity or who are overweight. Participants in both trials will be randomized to one of four weekly treatment arms of 7.5 mg, 12.5 mg, 17.5 mg, or placebo.

The primary endpoint of the trials is the percent change in body weight from baseline for participants receiving VK2735 as compared to placebo after 78 weeks of treatment. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures, including the percentage of patients who achieve ≥5%, ≥10%, ≥15% and ≥20% body weight reduction. Each study will include an open-label extension allowing participants the opportunity to continue receiving treatment following completion of the primary dosing period.

Viking will provide further updates on the VANQUISH program as these studies progress.

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Phase 2 VENTURE-Oral Dosing Trial Enrollment Completed; Top-Line Results Expected 2H25. Concurrent with the development of a subcutaneous formulation, Viking is also developing an oral tablet formulation of VK2735, which the company believes could represent an attractive treatment option for people who may prefer to initiate treatment with an oral therapy, or for those seeking to maintain the weight loss they have already achieved. A differentiating feature of the tablet formulation of VK2735 is that it offers the potential to transition subjects from the subcutaneous formulation to an oral formulation of the same molecule. Viking believes this may reduce the risk of unexpected safety or tolerability challenges and could be an appealing option for both patients and clinicians.

In 2024, Viking reported the results from a Phase 1 multiple ascending dose trial evaluating oral VK2735 doses ranging from 2.5 mg to 100 mg. This trial successfully achieved its primary and secondary objectives, with the results showing that cohorts receiving VK2735 demonstrated dose-dependent reductions in mean body weight from baseline, ranging up to 8.2% after 28 days. Persistent weight loss effects ranging up to 8.3% from baseline were observed at follow-up visits through Day 57, four weeks after the last dose of VK2735 was administered. Oral VK2735 also demonstrated encouraging safety and tolerability through 28 days of once-daily dosing at doses up to and including 100 mg. The majority of observed treatment emergent adverse events were mild or moderate, with the majority reported as mild. These results were presented last November at ObesityWeek 2024.

In January 2025, the company announced the initiation of the Phase 2 VENTURE-Oral Dosing trial in subjects with obesity. This trial is a randomized, double-blind, placebo-controlled multicenter study designed to evaluate the safety, tolerability, pharmacokinetics and weight loss efficacy of VK2735 dosed as an oral tablet once daily for 13 weeks. The target population consists of adults with obesity (BMI ≥30 kg/m2) or who are overweight (BMI ≥27 kg/m2) with at least one weight-related co-morbid condition. Enrolled subjects are evenly randomized to one of six dosing arms or placebo. The primary endpoint of the study is the percent change in body weight from baseline after 13 weeks of treatment. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures.

In March, Viking announced completion of enrollment for this trial, enrolling approximately 280 patients. The company expects to report the results from this study in the second half of 2025.

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Continued Progress with Dual Amylin and Calcitonin Receptor Agonist (DACRA) Program; IND Expected 4Q25. The amylin and calcitonin receptors have been shown to play an important role in food intake and metabolic control, making them attractive therapeutic targets for obesity.

In 2024 Viking announced a new, internally developed DACRA program for the treatment of obesity. In vivo data from this program were presented at the 2024 American Diabetes Association’s (ADA’s) Annual Scientific Sessions. The company’s ADA presentation highlighted the effects of treatment on body weight, food intake and metabolic profile in both healthy rats and in diet-induced obese mice. The results demonstrated that Viking's DACRAs reduced food intake in rodents following a single subcutaneous dose.

Viking plans to file an investigational new drug (IND) application for this program in the fourth quarter of 2025.

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Upcoming Investor Events. Viking management will participate in the following upcoming investor events:

BTIG Virtual Biotechnology Conference 2025

Virtual

July 29 – 30, 2025

Cantor Global Healthcare Conference

New York, NY

September 3 – 5, 2025

Morgan Stanley 23rd Annual Global Healthcare Conference

New York, NY

September 8 - 10, 2025

Bernstein’s 2nd Annual Healthcare Forum

New York, NY

September 23 - 25, 2025

Stifel 2025 Virtual Cardiometabolic Forum

Virtual

September 30, 2025

Second Quarter and Six Months 2025 Financial Highlights

Second Quarter ended June 30, 2025 and 2024

Research and development expenses were $60.2 million for the three months ended June 30, 2025, compared to $23.8 million for the same period in 2024. The increase was primarily due to increased expenses related to clinical studies, manufacturing for the company’s drug candidates, pre-clinical studies, stock-based compensation and salaries and benefits.

General and administrative expenses were $14.4 million for the three months ended June 30, 2025, compared to $10.3 million for the same period in 2024. The increase was primarily due to increased expenses related to stock-based compensation and salaries and benefits, partially offset by decreased expenses related to legal and patent services.

For the three months ended June 30, 2025, Viking reported a net loss of $65.6 million, or $0.58 per share, compared to a net loss of $22.3 million, or $0.20 per share, in the corresponding period in 2024. The increase in net loss for the three months ended June 30, 2025, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, compared to the same period in 2024.

Six Months Ended June 30, 2025 and 2024

Research and development expenses were $101.5 million for the six months ended June 30, 2025, compared to $47.9 million for the same period in 2024. The increase was primarily due to increased expenses related to clinical studies, manufacturing for the company’s drug candidates, stock-based compensation and salaries and benefits, partially offset by decreased expenses related to pre-clinical studies.

General and administrative expenses were $28.5 million for the six months ended June 30, 2025, compared to $20.3 million for the same period in 2024. The increase was primarily due to increased expenses related to stock-based compensation, legal and patent services and insurance, partially offset by decreased expenses related to third party consultants.

For the six months ended June 30, 2025, Viking reported a net loss of $111.2 million, or $0.99 per share, compared to a net loss of $49.6 million, or $0.46 per share, in the corresponding period in 2024. The increase in net loss for the six months ended June 30, 2025, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income, compared to the same period in 2024.

Balance Sheet as of June 30, 2025

At June 30, 2025, Viking held cash, cash equivalents and short-term investments of $808 million, compared to $903 million as of December 31, 2024.

Conference Call

Management will host a conference call to discuss Viking’s second quarter 2025 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until July 30, 2025, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 4078954. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. The company is evaluating its subcutaneous formulation of VK2735 in a Phase 3 obesity program that includes two Phase 3 clinical trials (VANQUISH-1 and VANQUISH-2). Data from a Phase 1 and a Phase 2 trial evaluating subcutaneous VK2735 demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in a Phase 2 trial in obesity. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a recently completed

Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company’s newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). In a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD, VK0214 demonstrated a promising safety profile and was well-tolerated, while driving significant reductions in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin and other receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission including Viking's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	60,153	23,769	101,543	47,872
General and administrative	14,421	10,285	28,500	20,255
Total operating expenses	74,574	34,054	130,043	68,127
Loss from operations	(74,574)	(34,054)	(130,043)	(68,127)
Other income (expense):
Amortization of financing costs	(24)	(18)	(48)	(46)
Interest income, net	9,033	11,820	18,897	18,565
Realized gain on investments, net	4	2	4	2
Total other income, net	9,013	11,804	18,853	18,521
Net loss	(65,561)	(22,250)	(111,190)	(49,606)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	26	(699)	589	(1,824)
Foreign currency translation gain (loss)	24	26	33	(59)
Comprehensive loss	$(65,511)	$(22,923)	$(110,568)	$(51,489)
Basic and diluted net loss per share	$(0.58)	$(0.20)	$(0.99)	$(0.46)
Weighted-average shares used to compute basic and diluted net loss per share	112,134	110,390	112,102	106,924

Viking Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,880	$26,676
Short-term investments – available-for-sale	773,844	875,936
Prepaid clinical trial and preclinical study costs	16,478	3,476
Prepaid expenses and other current assets	2,815	1,128
Total current assets	827,017	907,216
Right-of-use assets	780	1,003
Deferred financing costs	8	56
Deposits	46	46
Total assets	$827,851	$908,321
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,494	$9,813
Other accrued liabilities	26,018	17,111
Lease liability, current	468	489
Total current liabilities	31,980	27,413
Lease liability, net of current portion	410	630
Total long-term liabilities	410	630
Total liabilities	32,390	28,043
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2025 and December 31, 2024; no shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2025 and December 31, 2024; 112,329,709 shares issued and outstanding at June 30, 2025 and 111,573,519 shares issued and outstanding at December 31, 2024	1	1
Treasury stock at cost, no shares at June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	1,394,723	1,368,972
Accumulated deficit	(599,097)	(487,907)
Accumulated other comprehensive loss	(166)	(788)
Total stockholders’ equity	795,461	880,278
Total liabilities and stockholders’ equity	$827,851	$908,321

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com